Exhibit 10.1

May 2, 2014

Via Hand Delivery

To:    Jim Flaherty

Re:    Transition Agreement

Dear Jim:

As you know, you have indicated to Cardiovascular Systems, Inc. (“CSI”) that you plan to voluntarily resign your employment with CSI for the purpose of retirement effective September 30, 2014. The purpose of this letter is to confirm your and CSI’s agreement with regard to the upcoming transition and end of your employment relationship with CSI. As used herein, the “Transition Period” shall be the period commencing as of the date of this letter and ending at the close of business on September 30, 2014.

Through June 30, 2014, you will remain employed in your current role of Chief Administrative Officer under your current terms and conditions of employment. Effective at the close of business on June 30, 2014, you will automatically be deemed to have resigned from your position as an executive officer of CSI, but you will remain employed by CSI. At that time, you will no longer be eligible for CSI’s Executive Officer Severance Plan dated June 28, 2010 (the “Plan”) or other officer benefits effective at the close of business on June 30, 2014, instead, you will be entitled to the Severance Package summarized below.

Effective July 1, 2014, you will assume a new position of Development Director, and your current pay and employee benefits will remain in place. For Q1FY15 (July 1, 2014 – September 30, 2014), you will be eligible to earn a quarterly bonus based on achievement of specific transition duties and other goal accomplishments set forth by the Company in writing to you on or about July 1, 2014. The bonus potential will be 50% of your quarterly base pay.

Your employment with CSI will end on September 30, 2014 as a result of your voluntary resignation due to retirement. As of September 30, 2014, we will offer you a severance package consisting of (1) 12 months base salary (gross $295,250), (2) in lieu of COBRA coverage, executive retiree medical and dental benefits for you and covered dependents, if applicable, through the earlier of (a) your 65th birthday or (b) your eligibility for Medicare, and (3) acceleration of 8,964 shares of equity awards previously granted to you that would have vested within the 12 month period following September 30, 2014 had you remained employed during such period (the “Severance Package”). Your receipt of the Severance Package is conditioned upon your remaining in compliance with any restrictive covenant agreements you have with CSI and you signing, returning, not rescinding and complying with a full and final release of claims agreement in favor of CSI in a form supplied by CSI. This agreement will be provided to you on or about September 30, 2014 for your signature.

Exhibit 10.1

For the period of October 1, 2014 through December 31, 2015, you agree that you will provide consulting services to CSI as mutually agreed upon by the parties at the rate of $150/hour; provided, however, that in no event shall such consulting services be at a level that is twenty percent (20%) or greater than the level of services performed by you over the 36-month period ending on September 30, 2014.

Notwithstanding anything herein to the contrary, during the Transition Period, you will remain employed on an at-will basis as provided in Section 8 of your Employment Agreement with CSI dated January 5, 2005. If your employment is terminated by CSI without Cause (including due to Reduction-In-Force), as those terms are defined in the Plan, between July 1, 2014 and September 30, 2014, your eligibility for the Severance Package will remain in effect. If your employment is terminated with Cause (as defined in the Plan) between July 1, 2014 and September 30, 2014, you will not be eligible for the Severance Package. If you resign your employment between July 1, 2014 and September 30, 2014, you will not be eligible for the Severance Package, unless otherwise agreed by CSI in writing. If you die between July 1, 2014 and the conclusion of your receipt of the Severance Package, the provisions of the Severance Package will be provided to your spouse or surviving children, as applicable, unless prohibited by law.

If you agree with the terms outlined in this letter, please sign and date below, and return to Laura Gillund by May 6, 2014. Jim, we are grateful for your years of service to CSI and look forward to working with you during the Transition Period. Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ David Martin
David Martin
President & Chief Executive Officer

Agreed:

/s/ James E. Flaherty         5/5/2014
James E. Flaherty                Date